EXHIBIT 3.5

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
THE FEMALE HEALTH COMPANY

The undersigned, O.B. Parrish, certifies that he is the duly elected and acting Chairman and Chief Executive Officer of The Female Health Company, a Wisconsin Corporation (the "Corporation"), and further certifies:

ARTICLE I

The name of the Corporation is The Female Health Company.

ARTICLE II

The Board of Directors of the Corporation has determined that it is advisable and in the best interests of the Corporation that the Amended and Restated Articles of Incorporation, as amended, be further amended to create a Series 3 Preferred Stock of the Corporation’s currently authorized Class A Convertible Preferred Stock, $.01 par value per share. Accordingly, the Corporation’s Amended and Restated Articles of Incorporation are hereby further amended by inserting the attached Exhibit A to the end of Article V of the Amended and Restated Articles of Incorporation.

ARTICLE III

The number of authorized shares of the Class A Convertible Preferred Stock-Series 3 is 700,000.

ARTICLE IV

None of the shares of the Class A Convertible Preferred Stock-Series 3 have been issued as of the date hereof.

ARTICLE V

The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation was adopted by the Board of Directors on January 21, 2004, in accordance with Section 180.1002. Shareholder action is not required with respect to the adoption of this amendment.

Dated this 21st day of January, 2004.

THE FEMALE HEALTH COMPANY:

BY  /s/ O.B. Parrish
O. B. Parrish, Chairman
and Chief Executive Officer

This document was drafted by Eric P. Hagemeier, Esq.

Please return this document to:

Eric P. Hagemeier, Esq.
Reinhart Boerner Van Deuren s.c.
1000 North Water Street, Suite 2100
Milwaukee, WI 53202

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EXHIBIT A

STATEMENT OF THE TERMS OF THE
CLASS A PREFERRED STOCK - SERIES 3

The Corporation shall have the authority to issue 700,000 shares designated the Class A Preferred Stock - Series 3, par value of $.01 per share (the "Series 3 Preferred Stock"). The voting powers, preferences and relative participation, rights, qualifications, limitations and restrictions of the Series 3 Preferred Stock are as follows:

    1.   Certain Definitions. As used in this Statement of the Terms of the Class A Preferred Stock - Series 3, the following terms shall have the following meanings:

   "Affiliate" shall mean any entity controlling, controlled by or under common control with another entity. For the purposes of this definition, "control" shall have the meaning presently specified for that word in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act. With respect to any Person who is a limited partnership, Affiliate shall also mean any general or limited partner of such limited partnership, or any Person which is a general partner in a general or limited partnership which is a general partner of such limited partnership.

   "Board" shall mean the Board of Directors of the Corporation.

   "Call Closing" shall have the meaning set forth in section 5.

   "Call Notice" shall have the meaning set forth in section 5.

   "Call Price" shall have the meaning set forth in section 5.

   "Called Shares" shall have the meaning set forth in section 5.

   "Class A Preferred Stock" shall mean the Corporation's Class A Preferred Stock, par value $0.01 per share, which shall include each series of the Class A Preferred Stock designated by the Board.

   "Class B Preferred Stock" shall mean the Corporation's Class B Preferred Stock, par value $0.50 per share.

   "Common Stock" shall mean the Corporation's Common Stock, par value $.01 per share, and any stock into which such stock may hereafter be changed.

   "Corporation" shall mean The Female Health Company, a Wisconsin corporation.

   "Date of Issuance" for a share of the Series 3 Preferred Stock shall mean the date on which the Corporation issues such share of the Series 3 Preferred Stock, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

   "Dividend Reference Date" shall mean January 1, April 1, July l and October 1 of each year.

   "Face Amount" of any share of the Series 3 Preferred Stock as of any particular date shall mean $3.17 per share.

   "Holders" shall mean the Persons who shall, from time to time, own of record, or beneficially, any Security. The term "Holder" shall mean one of the Holders.

   "Person" shall mean an individual, a corporation, a limited liability company, a partnership, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.

   "Preferred Stock" shall mean the Corporation's Class A Preferred Stock and Class B Preferred Stock and any other class of preferred stock of the Corporation that may later become authorized.

    "Redemption Effective Date" for any share of the Series 3 Preferred Stock shall mean the date that is two years after the Date of Issuance of such share of the Series 3 Preferred Stock; provided, however, the Redemption Effective Date shall not occur until the first day on or after the second anniversary in which per share value of the Common Stock is equal to or exceeds 150% of the per share Face Amount of the Series 3 Preferred Stock for a period of five consecutive days, as is determined by any of the following:

       (i)   if the Common Stock is traded on an exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation (Nasdaq) National Market System or The SmallCap Market, then the closing sale price.

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          (ii)   if the Common Stock is traded in the over-the-counter market, then the average of the closing bid and asked prices.

    "Securities" shall mean any debt or equity securities of the Corporation or a subsidiary of the Corporation, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security. The term "Security" shall mean one of the Securities.

   "Securities Act" shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

   "Securities and Exchange Commission" shall mean the United States Securities and Exchange Commission or any successor to the functions of such agency.

   "Series 3 Liquidation Value" of any share of the Series 3 Preferred Stock as of any particular date will be equal to the Face Amount per share, plus an amount equal to all accrued or declared but unpaid dividends on such share of the Series 3 Preferred Stock.

    2.   Dividend Provisions.

        (a)  When and as declared by the Board and to the extent permitted under applicable law, the Corporation shall pay preferential dividends to the Holders of the Series 3 Preferred Stock as provided in this section 2. Except as otherwise provided herein, dividends on each share of the Series 3 Preferred Stock shall accrue and be payable on a daily basis at the rate of 10% per year on the Face Amount per share of the Series 3 Preferred Stock from the Date of Issuance through the earlier of the date of repurchase of said share of the Series 3 Preferred Stock, its conversion into Common Stock or the liquidation of the Corporation.

            Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Such dividends shall be cumulative such that all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set-apart for payment before any dividend, distribution or payment can be made with respect to any shares of Common Stock or any other Securities ranking junior to the Series 3 Preferred Stock, including the Class B Preferred Stock.

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        (b)   All dividends which have accrued on each share of the Series 3 Preferred Stock shall be paid to the Holder quarterly on the Dividend Reference Date commencing after the Date of Issuance. To the extent not paid on each Dividend Reference Date, all dividends which have accrued on each share of the Series 3 Preferred Stock during the twelve-month period ending upon each December 31 shall be accumulated and shall be added to the Series 3 Liquidation Value of each share of the Series 3 Preferred Stock and will remain a part of the Series 3 Liquidation Value until such dividends are paid.

        (c)   Each share of the Series 3 Preferred Stock shall rank equally in all respects with respect to dividends and while any share of the Series 3 Preferred Stock is outstanding, no dividends may be declared or paid to the Holders of Common Stock unless all accrued and unpaid dividends are first paid to all of the Holders of the Series 3 Preferred Stock.

        (d)   If at any time the Corporation pays less than the total amount of dividends then accrued with respect to any share of the Class A Preferred Stock (regardless of series) such payment shall be distributed ratably among the Holders of the Class A Preferred Stock (regardless of series) based upon the aggregate accrued but unpaid dividends on the outstanding shares of the Class A Preferred Stock (regardless of series) held by each Holder of the Class A Preferred Stock (regardless of series).

        (e)   The Corporation may pay any dividend due hereunder to the Holders of the Series 3 Preferred Stock in Common Stock, which number of shares of Common Stock to be issued to such Holder of the Series 3 Preferred Stock shall be calculated based on a value per share of the Common Stock equal to 95% of either of the following listed market prices of the Common Stock on the day preceding the Dividend Reference Date, whichever is applicable:

                (i)   if the Common Stock is traded on an exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotation (Nasdaq) National Market System or The SmallCap Market, then the closing sale price of the Common Stock.

            (ii)   if the Common Stock is traded in the over-the-counter market, then the average of the closing bid and asked prices.

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Notwithstanding the foregoing, no fractional shares shall be issuable if the Corporation elects to pay the dividend in Common Stock. If any fractional interest in a share of the Common Stock would, except for the provisions of this subsection 2(e), be deliverable upon issuance of the dividend, the Corporation shall pay to the Holders of the Series 3 Preferred Stock an amount in cash equal to the current market value of such fractional interest, or if the current market value is not readily determinable, then the book value of such fractional interest.

    3.   Liquidation Preference.

      (a)   In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary, each Holder of shares of the Series 3 Preferred Stock shall be entitled to receive, an amount, in cash, out of the assets of the Corporation available for distribution to shareholders, prior and in preference to any distribution of any of the assets of this Corporation to the Holders of the Common Stock or any other class of Preferred Stock (other than the Class A Preferred Stock) by reason of their ownership thereof, equal to the aggregate Series 3 Liquidation Value of all of the shares of the Series 3 Preferred Stock held by such Holder. The Corporation shall give Holders of the Series 3 Preferred Stock 60 days advance written notice of any intent to liquidate, dissolve or wind up the affairs of the Corporation.

      (b)   If upon any such liquidation, dissolution or winding up of this Corporation, the Corporation's assets to be distributed among the Holders of the Series 3 Preferred Stock are insufficient to permit payment to such Holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such Holders based upon the aggregate Series 3 Liquidation Value of the Series 3 Preferred Stock held by each such Holder.

    4.   Conversion. The holders of the Series 3 Preferred Stock shall have the following conversion rights:

        (a)   Mechanics of Conversion. At any time after the Date of Issuance of any share of the Series 3 Preferred Stock, each such share shall be convertible into one share of Common Stock. Before any Holder of the Series 3 Preferred Stock shall be entitled to convert the same into shares of Common Stock, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series 3 Preferred Stock, and shall give written notice by mail, postage prepaid, to this Corporation at its principal corporate office, of the election to convert shares of the Series 3 Preferred Stock, the number of shares to be converted and the name or names in which the certificate or certificates for shares of the Common Stock are to be issued (the "Conversion Notice"). The Corporation shall, as soon as reasonably practicable thereafter, issue and deliver to the Holder of the Series 3 Preferred Stock delivering the

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Conversion Notice, or to the nominee or nominees of such Holder, (i) a certificate or certificates for the number of shares of Common Stock to which such Holder shall be entitled as is identified in the Conversion Notice, (ii) a certificate representing any shares of the Series 3 Preferred Stock not converted and (iii) an amount in cash equal to the accrued but unpaid dividends on the shares converted calculated through the date of the Corporation's receipt of the Conversion Notice (or, in lieu thereof, shares of Common Stock, which number of shares of Common Stock to be issued to such Holder of the Series 3 Preferred Stock shall be calculated based on the listed closing market price of the Corporation's Common Stock on the day preceding the date the Corporation receives the Conversion Notice as is listed on an exchange, the Nasdaq Stock Market or the OTC Bulletin Board, whichever is applicable). Such conversion shall be deemed to have been made immediately prior to the close of business on the date the Corporation receives the Conversion Notice, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of the shares of the Common Stock on such date.

      (b)   No Fractional Shares. No fractional shares shall be issuable upon conversion. If any fractional interest in a share of the Common Stock would, except for the provisions of this subsection 4(b), be deliverable upon conversion of the Series 3 Preferred Stock, the Corporation shall pay to the Holders of such converted stock an amount in cash equal to the current market value of such fractional interest, or if the current market value is not readily determinable, then the book value of such fractional interest.

      (c)   Reservation of Common Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares of the Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series 3 Preferred Stock; and if, at any time, the number of authorized but unissued shares of the Common Stock shall not be sufficient to effect the conversion of all of the then outstanding shares of the Series 3 Preferred Stock, the Corporation shall use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such conversion.

    5.   Redemption. The Corporation may, at the option of the Board, at any time after the Redemption Effective Date redeem any shares of the Series 3 Preferred Stock, exercisable by written notice (the "Call Notice") to any Holder of the Series 3 Preferred Stock specifying the number of shares to be so redeemed (collectively, the "Called Shares"). The purchase price per share of the Series 3 Preferred Stock upon such call shall be equal to the Series 3 Liquidation Value (collectively, the "Call Price"). The closing (the "Call Closing") of the purchase and sale of the Called Shares shall take place on a date agreed upon by the Corporation and by the Holder or Holders of the Called Shares, but in any event within 30 days from the date of the Call Notice, at the principal office of the Corporation. At the Call Closing, the Corporation shall, from any source of funds legally available therefor, purchase the Called Shares by paying in cash the Call Price. From and after the Call Closing, unless there was a default in payment of the Call Price, all rights of the Holder or Holders of the Called Shares (except the right to receive the Call Price therefor) shall cease with respect to the Called Shares, and such Called Shares shall not thereafter be transferred on the books of the Corporation or be deemed outstanding for any purpose whatsoever. Any Called Shares for which there was a default in payment of the Call Price at the Call Closing shall not be redeemed, shall remain outstanding and shall continue to retain all rights thereof (including, but not limited to, applicable voting and dividend rights).

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